FORM OF LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of [●], 2025 (the “Effective Date”), by and between AVIDBANK (“Bank”) and SKK ACCESS INCOME FUND, a Delaware statutory trust (“Borrower”).

RECITALS

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance funds to Borrower and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Accounts” has the meaning given to that term in the Code.

“Advance” means the cash advance or cash advances under the Revolving Facility.

“Adviser” means (a) until the Adviser Transition, Shepherd Kaplan Krochuk, LLC, and (b) after the Adviser Transition, Emery Partners LLC.

“Adviser Change in Control” means (a) the Existing Adviser Owners collectively cease to, directly or indirectly, (x) own and control at least 51% of the outstanding equity interests of Adviser, or (y) possess the right to elect (through contract, ownership of voting securities or otherwise) at all times a majority of the board of directors (or similar governing body) of Adviser and to direct the management policies and decisions of Adviser, or (b) the disposition, dissolution, termination, or liquidation, in whole or in part, of all or substantially all of the assets of Adviser. Notwithstanding the foregoing, the Adviser Transition will not be considered an Adviser Change in Control.

“Adviser Transition” means the replacement of Shepherd Kaplan Krochuk, LLC with Emery Partners LLC as Borrower’s investment manager following approval by Borrower’s shareholders.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Agreement” has the meaning assigned in the preamble hereof.

“Ancillary Services” means any banking or cash management products or services requested by Borrower and approved by Bank including, without limitation, corporate credit card services and Letters of Credit.

“Ancillary Services Sublimit” means a sublimit for Ancillary Services under the Revolving Line not to exceed at any time an amount equal to one hundred percent (100%) of the Revolving Line.

“Ancillary Services Usage Amount” means the aggregate of (a) the Letter of Credit Exposure, (b) the aggregate limits of corporate credit card services provided to Borrower, and (c) any other outstanding amount or reserves taken by Bank in connection with other cash management services requested by Borrower and approved by Bank.

“Annual Financial Reporting” has the meaning assigned in Section 6.3(b).

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which Borrower or its Affiliates is located or doing business.

“Anti-Money Laundering Laws” means applicable law in any jurisdiction in which Borrower or its Affiliates is located or doing business that relates to money laundering or terrorism financing, any predicate crime to money laundering, or any financial recordkeeping and reporting requirements related thereto.

“Asset Value” means

(a) with respect to any Equity Interest, for any date of determination, the value of the Equity Interest per Adviser’s valuation methodology (which, if available, shall equal the valuation most recently reported to Borrower’s shareholders); and

(b) with respect to any Loan, for any date of determination, the lesser of (a) an amount equal to the unpaid principal balance of such Loan or (b) the value of the Loan per Adviser’s valuation methodology (which, if available, shall equal the valuation most recently reported to Borrower’s shareholders).

“Availability Amount” means an amount equal to the lesser of (a) the Revolving Line or (b) the Borrowing Base, in each case minus the outstanding principal balance of any Advances and any amounts reserved under the Ancillary Services Sublimit.

“Bank Expenses” means all Bank’s reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

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“Blocked Person” means (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC (an “OFAC Listed Person”), (ii) an agent, department, or instrumentality of, or a Person who is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions, or (iii) a Person otherwise blocked pursuant to United States economic sanctions or any economic sanctions regulations administered and enforced by the United States, or any enabling legislation or executive order relating to any of the foregoing.

“Borrower” has the meaning assigned in the preamble hereof.

“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs and the equipment containing such information.

“Borrowing Base” means ten percent (10%) of the aggregate Asset Value of all Eligible Portfolio Investments.

“Borrowing Base Certificate” means a Borrowing Base Certificate in substantially the form attached hereto as Exhibit C.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having a rating of at least A-2 or P-2 from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit maturing no more than one (1) year after issue; and (d) money market accounts at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Change in Control” means (a) Adviser resigns or is removed as or otherwise ceases to be the sole investment adviser of Borrower (other than as a result of the Adviser Transition), (b) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) becomes, or obtains rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the total voting power of all classes of Equity Interests of Borrower, (c) the disposition, dissolution, termination, or liquidation, in whole or in part, of all or substantially all of the assets of Borrower, or (d) any merger or consolidation involving Borrower in which Borrower is not the surviving entity.

“Code” means the California Uniform Commercial Code, as amended or supplemented from time to time.

“Collateral” means the property described on Exhibit A attached hereto.

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“Committed Revolving Line Amount” means Five Million Dollars ($5,000,000).

“Compliance Certificate” means a Compliance Certificate in substantially the form attached hereto as Exhibit D.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (a) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (b) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (c) all net payment obligations, contingent or otherwise, of such Person under Hedging Agreements; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Bank in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Control Agreement” means that certain Account Control Agreement, dated on or about the Effective Date, among Borrower, Bank, and the Custodian, as amended, restated, supplemented or otherwise modified from time to time.

“Controlled Group” means: (a) the controlled group of corporations as defined in Section 414(b) of the Internal Revenue Code; or (b) the group of trades or businesses under common control as defined in Section 414(c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code), in each case of which Borrower is a member.

“Credit Extension” means each Advance, use of Ancillary Services, or any other extension of credit by Bank for the benefit of Borrower hereunder.

“Custodian” means Fifth Third Bank, National Association.

“Custody Agreement” means the [●] dated as of [●] by and between Borrower and Custodian, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Daily Balance” means the principal amount of the Obligations owed at the end of a given day.

“Declaration of Trust” means the Declaration of Trust of Borrower, as amended or restated from time to time.

“Effective Date” means the effective date of this Agreement set forth in the preamble of this Agreement.

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“Eligible Portfolio Investment” means a Portfolio Investment as to which each of the following eligibility requirements applies (in each case, as determined by Bank in its reasonable discretion):

(a) Borrower has good and marketable title to, and is the sole owner of, such Portfolio Investment, Borrower has granted to Bank a valid and perfected first-priority security interest in the Portfolio Investment, and Borrower has delivered each underlying Portfolio Investment Instrument to Custodian;

(b) such Portfolio Investment complies in all material respects with all Applicable Laws;

(c) such Portfolio Investment and the Portfolio Investment Instruments related thereto are eligible to be sold, assigned, or transferred to Bank, and neither the sale, transfer, or assignment of such Portfolio Investment to Bank, nor the granting of a security interest therein to Bank, violates, conflicts with, or contravenes any Applicable Law or any contractual or other restriction, limitation, or encumbrance (or if any restriction, limitation, or encumbrance may be waived by consent, such consent has been obtained);

(d) such Portfolio Investment is consistent with any investment mandate required by the Declaration of Trust or as outlined in Borrower’s Offering Documents and marketing materials and is not inconsistent with the Fundamental Policies;

(e) all information provided by Borrower to Bank with respect to such Portfolio Investment is true, correct, and complete in all material respects;

(f) Borrower has not received notice of an actual or imminent Insolvency Proceeding of the issuer of such Portfolio Investment; and

(g) the Asset Value of such Portfolio Investment is not less than 95% of the cost of such Portfolio Investment when Borrower acquired such Portfolio Investment.

“Equity Interests” means (a) any capital stock, partnership, membership, limited liability company, joint venture or other ownership or equity interest, participation or securities (whether voting or non-voting, whether preferred, common or otherwise), and (b) any option, warrant, security or other right (including Indebtedness securities or other evidence of Indebtedness) directly or indirectly convertible into or exercisable or exchangeable for, or otherwise to acquire directly or indirectly, any capital stock, partnership, membership, limited liability company, joint venture or other ownership or equity interest, participation or security described in clause (a) above.

“Event of Default” means any one or more of the events specified in Article 8.

“Exempt Distribution Proceeds” means (a) cash interest or cash dividends paid to Borrower on account of Portfolio Investments, and (b) the portion, if any, of cash proceeds received by Borrower from the Transfer of a Portfolio Investment necessary to offset actual federal, state, or local income tax liability of Borrower or its shareholders resulting from such Transfer.

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“Existing Adviser Owners” means those Persons who collectively own all of Adviser’s Equity Interests as of the Effective Date.

“Federal Reserve Form” means a Statement of Purpose for an Extension of Credit Secured by Margin Stock (Federal Reserve Form U-1) duly completed by Bank and executed by Borrower, the statements made therein, in the reasonable opinion of Bank, permit the transactions contemplated hereby in compliance with Regulation U, together with all instruments, certificates and other documents executed or delivered in connection therewith or attached thereto.

“Fundamental Policies” means the ‘fundamental investment policies’ and ‘fundamental investment restrictions’ described in the Offering Documents as of the Effective Date.

“GAAP” means generally accepted accounting principles as in effect from time to time.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement, credit default swap, credit linked note or other interest or currency exchange rate or commodity price hedging arrangement.

“ICA” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures, or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Investment” means any beneficial ownership of equity interests (including stock, partnership or membership interests, or other securities) of any Person, or any loan, advance, or capital contribution to any Person.

“Letter of Credit” means a commercial or standby letter of credit or similar undertaking issued by Bank (or any of its correspondent banks) at Borrower’s request.

“Letter of Credit Exposure” means, as of any date of determination, the sum, without duplication, of (a) the aggregate undrawn amount of all outstanding Letters of Credit and any obligations of Bank related to purchased participations or indemnity or reimbursement obligations with respect to Letters of Credit, plus (b) the aggregate unreimbursed amount of all drawn Letters of Credit until such amount becomes an Advance under the terms of this Agreement.

“Lien” means any mortgage, lien, deed of trust, levy, charge, pledge, security interest, or other encumbrance.

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“Loan” means a commercial loan, bond, or other agreement to lend money.

“Loan Advance/Paydown Request Form” means a Loan Advance/Paydown Request Form in substantially the form attached hereto as Exhibit B.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other document, instrument, or agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Management Agreement” means (a) until the Adviser Transition, that certain Investment Management Agreement between Borrower and Shepherd Kaplan Krochuk, LLC dated as of March 19, 2025, as amended, restated, or otherwise modified from time to time, (b) after the Adviser Transition, an Investment Management Agreement between Borrower and Emery Partners LLC in substantially the form delivered to Bank as of the Closing Date, and (c) any other management agreement, advisory agreement, or other agreement under which Adviser receives or is entitled to receive any Management Fees from Borrower, whether any such agreement is in effect on the Effective Date or any time thereafter.

“Management Fees” means management, advisory, and other fees, distributions and compensation, whether in the form of cash or other property, and any cash or other property, paid or payable or otherwise due from Borrower to Adviser from time to time in consideration of services rendered or goods provided by Adviser to Borrower.

“Margin Stock” has the meaning assigned to that term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the operations, business, or financial condition of Borrower, (b) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents, or (c) Borrower’s interest in, or the value, perfection, or priority of Bank’s security interest in, the Collateral.

“Negotiable Collateral” means all letters of credit of which Borrower is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Obligations” means all debt, principal, interest, Bank Expenses, and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Offering Documents” means (a) Borrower’s Prospectus dated August 27, 2024 and (b) Borrower’s Statement of Additional Information dated August 27, 2024, each as supplemented or otherwise modified from time to time.

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“Patriot Act” has the meaning assigned in Section 13.8.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument or agreement now or hereafter in existence between Borrower and Bank.

“Permitted Indebtedness” means:

(a) Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b) Indebtedness under any (i) repurchase, reverse repurchase or securities lending agreement, (ii) option contract, futures contract, forward contract, (iii) contract for the delayed delivery of securities, or (iv) Hedging Agreement; provided that each such obligation is incurred in the ordinary course of business, consistent with Borrower’s Offering Documents and marketing materials, and not inconsistent with the Fundamental Policies;

(c) Indebtedness to the Custodian incurred for the purposes of clearing and settling purchases and sales of securities; and

(d) Subordinated Debt.

“Permitted Investment” means:

(e) Investments consisting of Cash Equivalents; and

(f) Portfolio Investments made in the ordinary course of business.

“Permitted Liens” means:

(a) Liens arising under this Agreement or the other Loan Documents;

(b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Bank’s security interests;

(c) Liens securing Indebtedness described in clause (b) of “Permitted Indebtedness”, provided the same have no priority over any of Bank’s security interests;

(d) Liens arising in the ordinary course of business under the Custody Agreement, to the extent permitted by the Control Agreement; and

(e) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) and (b) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

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“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity, or governmental agency.

“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), including any single-employer plan or multiemployer plan (as such terms are defined in Section 4001(a)(15) and in Section 4001(a)(3) of ERISA, respectively), that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code.

“Plan Asset Regulations” means 29 C.F.R. §2510.3-101, et seq., as modified by Section 3(42) of ERISA.

“Plan Assets” means “plan assets” within the meaning of the Plan Asset Regulations.

“Portfolio Investment” means an Equity Interest or Loan owned by Borrower.

“Portfolio Investment Instrument” means (a) a share certificate or other evidence of ownership of Equity Interests, and (b) a note, bond, debenture, loan agreement, loan and security agreement, credit agreement, or any other agreement or instrument evidencing indebtedness for borrowed money or an agreement to lend money.

“Prime Rate” means the variable rate of interest, per annum, published from time to time in the Money Rates section of The Wall Street Journal or, if such rate is not published, then the rate most recently announced by Bank as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.

“Quarterly Financial Reporting” is defined in Section 6.3(a).

“Registered Organization” means any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“REIT” has the meaning assigned in Section 5.10.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System of the United States of America as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System of the United States of America as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System of the United States of America as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Responsible Officer” means each manager, vice president, chief financial officer, or president of Borrower, and each person identified as an ‘authorized officer’ or ‘authorized signer’ in the most recent officer’s certificate delivered by Borrower and accepted by Bank from time to time.

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“Revolving Facility” means the facility under which Borrower may request Advances, as specified in Section 2.1 hereof.

“Revolving Line” means Credit Extensions of up to a maximum aggregate outstanding principal amount of Ten Million Dollars ($10,000,000).

“Revolving Maturity Date” means the date that is three hundred sixty-four (364) days after the Effective Date.

“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes, and anti-terrorism laws, including but not limited to those imposed, administered, or enforced from time to time by the United States Government (including without limitation, OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, His Majesty’s Treasury or other relevant sanctions authority.

“Sanctioned Country” means any country, region or territory to the extent that such country, region or territory itself is, or whose government is, the subject of any Sanctions broadly prohibiting dealings with such government, country, region or territory.

“Sanctioned Person” means (i)(A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC, or (ii) a Person that is, or is owned or controlled by, a Blocked Person.

“Sanctions Laws” means all laws concerning Sanctions, including embargoes, asset freezes, export and import restrictions, financial prohibitions, technical assistance prohibitions, the ability to make or receive international payments, the freezing or blocking of assets of targeted Persons, the ability to engage in transactions or dealings with specified persons or countries, or the ability to take an ownership interest in assets of specified Persons or located in a specified country, including any laws threatening to impose economic sanctions on any person for engaging in proscribed behavior.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated in writing to the debt owing by Borrower to Bank on terms acceptable to Bank (and identified as being such by Borrower and Bank).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the equity interests having ordinary voting power for the election of the board of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is, at any time, otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Transfer” means a conveyance, sale, lease, transfer, or other disposition.

“Uncommitted Revolving Line Amount” means Five Million Dollars ($5,000,000).

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1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the term “financial statements” shall include the notes, if any, and schedules thereto.

2. LOAN AND TERMS OF PAYMENT.

2.1 Credit Extensions.

(a) Promise to Pay. Borrower promises to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower. Borrower shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(b) Advances. Subject to and upon the terms and conditions of this Agreement, Borrower may request Advances in an aggregate outstanding principal amount not to exceed the Availability Amount. All Advances under this Section 2.1(b) shall be allocated first to the Committed Revolving Line Amount, with any amounts requested above such amount allocated to the Uncommitted Revolving Line Amount. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, and interest hereunder shall be due and payable on the first calendar day of each month during the term of this Agreement and on the Revolving Maturity Date. All Advances shall be immediately due and payable on the earlier of (i) one hundred eighty (180) days after such Advance is made, or (ii) the Revolving Maturity Date. Principal repayments of Advances shall be applied first to repay in full any outstanding principal amounts allocated to the Uncommitted Revolving Line Amount, then to repay any outstanding principal amounts allocated to the Committed Revolving Line Amount. Borrower may prepay any Advance without penalty or premium. Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission or email no later than 2:00 p.m. Pacific Time on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form. Bank is authorized to make Advances under this Agreement, based upon written instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s reasonable discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any written notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1(b) to Borrower’s deposit account maintained at Bank. Borrower shall use the proceeds of each Advance for purposes permitted by the Declaration of Trust and the Offering Documents.

(c) Uncommitted Facility. Notwithstanding anything to the contrary contained herein, including but not limited to Section 2.1 hereof and the definition of “Revolving Line” in Section 1.1 hereof, Bank and Borrower intend for that portion of the Revolving Line equal to the Uncommitted Revolving Line Amount to be unconditionally cancellable at Bank’s sole and absolute discretion. Bank shall have the right to cancel all unused availability and refuse to extend available credit under that portion of the Revolving Line equal to the Uncommitted Revolving Line Amount at any time without prior notice, for any reason, in Bank’s sole and absolute discretion.

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(d) Mandatory Repayment. If Borrower receives cash proceeds from the Transfer of a Portfolio Investment at any time when Credit Extensions are outstanding, then Borrower shall, within one Business Day after such receipt:

(i) provide to Bank a distribution summary, which shall identify any amounts that are Exempt Distribution Proceeds and any amounts that are not Exempt Distribution Proceeds, each as reasonably determined by Borrower; and

(ii) pay to Bank, for application to the outstanding Credit Extensions, one hundred percent (100%) of such proceeds not constituting Exempt Distribution Proceeds.

(e) Ancillary Services Sublimit. Subject to the ICA, the terms and conditions of this Agreement, and availability under the Revolving Line and the Borrowing Base, at any time and from time to time from the date hereof through the Business Day immediately prior to the Revolving Maturity Date, Borrower may request the provision of Ancillary Services from Bank. The aggregate limit of the Ancillary Services shall not exceed the Ancillary Services Sublimit, provided that availability under the Revolving Line shall be reduced by the Ancillary Services Usage Amount. In addition, Bank may, in its sole discretion, charge as Advances any amounts that become due or owing to Bank or for which Bank becomes liable in connection with the provision of the Ancillary Services, including, without limitation, the unreimbursed amount on any drawn but unreimbursed Letter of Credit. The terms and conditions of such Ancillary Services shall be subject to the terms and conditions of Bank’s standard forms of application and agreement for the applicable Ancillary Services, including without limitation, Bank’s form of standard application and letter of credit agreement (the “Application”), which Borrower hereby agrees to execute.  Borrower shall pay Bank’s standard fees in connection with Ancillary Services, including without limitation, Letter of Credit fees set forth in the Application.  All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion.  The obligation of Borrower to reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, the Application, and such Letters of Credit, under all circumstances whatsoever.  Borrower shall indemnify, defend, protect, and hold Bank harmless from any loss, cost, expense, or liability, including, without limitation, reasonable attorneys’ fees, arising out of or in connection with any Letters of Credit, except for expenses caused by Bank’s gross negligence or willful misconduct.

(f) Collateralization of Obligations Extending Beyond Maturity. Borrower shall take such actions as Bank may request to cause its obligations with respect to any Ancillary Services to be secured to Bank’s satisfaction as of the Revolving Maturity Date or as of such earlier date the Revolving Line is terminated or otherwise ceases to exist, and, effective as of such date, the balance in any of Borrower’s deposit accounts held by Bank and the certificates of deposit or time deposit accounts issued by Bank in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts) shall automatically secure such Obligations to the extent of the then continuing or outstanding Ancillary Services.  Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the applicable Ancillary Services are outstanding or continue.

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2.2 Interest Rates, Payments, and Calculations.

(a) Interest Rates. Except as set forth in Section 2.2(b), Advances shall bear interest, on the outstanding Daily Balance thereof, at a per annum rate equal to the greater of (i) the Prime Rate or (ii) [●] percent ([●]%).

(b) Late Fee; Default Rate. If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law, not in any case to be less than Twenty-Five Dollars ($25.00). All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c) Payments. Bank may, at its option, charge all interest, all Bank Expenses, all Periodic Payments, and all other amounts due and owing in accordance with the terms of this Agreement against any of Borrower’s deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.

(d) Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

(e) Overadvance. If the aggregate amount of the outstanding Advances plus the Ancillary Services Usage Amount exceeds the lesser of the Revolving Line or the Borrowing Base at any time, Borrower shall immediately pay to Bank, in cash, the amount of such excess.

2.3 Crediting Payments. So long as no Event of Default has occurred and is continuing, Bank shall credit a wire transfer of funds, check, or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence and during the continuation of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 p.m. Pacific Time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

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2.4 Fees and Expenses. Borrower shall pay to Bank the following:

(a) Unused Facility Fee. On the final day of each calendar quarter, on the Revolving Maturity Date, and on the date of any termination of the Revolving Line prior to the Revolving Maturity Date, a non-refundable unused facility fee equal to [●] percent ([●]%) per annum of the average daily unused portion of the Committed Revolving Line Amount for the calendar quarter ending on such date. Borrower shall not be entitled to any credit, rebate or repayment of any such unused facility fee previously earned by Bank pursuant to this Section 2.4(a) notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make Credit Extensions hereunder.

(b) Bank Expenses. On the Effective Date, all Bank Expenses incurred through the Effective Date, including reasonable attorneys’ fees and expenses, and, after the Effective Date, all Bank Expenses, including reasonable attorneys’ fees and expenses, as and when they are incurred by Bank.

2.5 Term. This Agreement shall become effective on the Effective Date and, subject to Section 13.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

3. CONDITIONS OF LOANS.

3.1 Conditions Precedent to Effectiveness. The effectiveness of the Loan Documents is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) this Agreement, duly executed by Borrower;

(b) a certificate of Borrower, duly executed by a Responsible Officer, certifying and attaching (i) Borrower’s certificate of trust, the Declaration of Trust, and Borrower’s by-laws, (ii) resolutions approving the Loan Documents duly adopted by Borrower’s board of trustees, (iii) any resolutions, consent or waiver approving the Loan Documents duly adopted by Borrower’s shareholders, if applicable (or a certification that no such resolutions, consent or waiver is required), (iv) a schedule of incumbency, (v) a certificate of good standing for Borrower, dated as of a recent date, issued by the Secretary of State of the State of Delaware, (vi) the Offering Documents, as in effect on the Effective Date, (vii) the Custody Agreement, as in effect on the Effective Date, and (viii) copies of the most recent annual and semiannual financial reports of Borrower;

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(c) UCC National Form Financing Statement for Borrower;

(d) the Declaration of Trust, certified by the Delaware Secretary of State;

(e) a copy of each Offering Document, as amended or supplemented through the Effective Date;

(f) a copy of the Custody Agreement;

(g) the Control Agreement, duly executed by the Custodian and Borrower;

(h) lien and good standing search results of acceptable scope;

(i) payment of the fees and Bank Expenses then due, as specified in Section 2.4 hereof;

(j) a legal opinion of Borrower’s external counsel;

(k) a completed Federal Reserve Form, duly executed by Borrower; and

(l) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to All Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a) timely receipt by Bank of the Loan Advance/Paydown Request Form as provided in Section 2.1, together with (i) a completed Borrowing Base Certificate signed by a Responsible Officer and (ii) a schedule showing the Asset Value and cost of each Portfolio Investment;

(b) the representations and warranties contained in Article 5 shall be true and correct in all material respects on and as of the date of such Loan Advance/Paydown Request Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default has occurred and is continuing or would exist after giving effect to such Credit Extension. The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2(b);

(c) Bank’s receipt of evidence satisfactory to Bank that, after giving effect to the Credit Extension, Borrower’s asset coverage (as defined in Section 18 of the ICA) with respect to the Obligations will be at least 3.00:1.00; and

(d) Bank determines to its satisfaction that a Material Adverse Effect has not occurred.

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4. CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Such security interest constitutes a valid, first-priority security interest in the presently existing Collateral, and will constitute a valid, first-priority security interest in Collateral acquired after the date hereof.

4.2 Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue the perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

4.3 Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral, each at Borrower’s expense. Prior to any such inspection, Bank shall execute a non-disclosure agreement or other assurance of confidentiality in a form reasonably satisfactory to Borrower.

4.4 Pledge of Collateral. Without limiting any other provision of this Article 4, Borrower hereby pledges, collaterally assigns, and grants to Bank a security interest in all of the Portfolio Investment Instruments owned by it, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. Upon the occurrence and during the continuance of an Event of Default hereunder, Bank may effect the transfer of any Portfolio Investment Instrument included in the Collateral into the name of Bank and may cause new Portfolio Investment Instruments to be issued in the name of Bank or its transferee. Upon the occurrence and during the continuance of an Event of Default, Bank shall have all of the rights, powers, privileges, options and remedies of a secured party under the Code, and, without limiting the foregoing, may, at Bank’s option, (x) collect any and all amounts payable in respect of the Collateral and exercise any and all rights, powers, privileges, options and remedies of the holder and owner thereof, and (y) sell, assign, transfer and/or negotiate or otherwise dispose of the Collateral, or any part thereof, in accordance with Article 9 of this Agreement. Unless an Event of Default has occurred and is continuing, Borrower may exercise any voting rights with respect to any Equity Interests and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken that would be inconsistent with any of the terms of this Agreement or that would constitute or create any violation of any of such terms. During the continuance of an Event of Default and upon written notice from Bank, (A) all rights of Borrower to exercise the voting and other consensual rights which it would otherwise be entitled to exercise shall cease and all such rights shall thereupon become vested in Bank, which shall then have the sole right to exercise such voting and other consensual rights, (B) all rights of Borrower to receive the dividend or other payments which it would otherwise be authorized to receive and retain shall cease and all such rights shall thereupon be vested in Bank, which shall then have the sole right to receive and hold as Collateral such dividends or other payments, and (C) all dividends or other payments which are received by Borrower contrary to the foregoing shall be received in trust for the benefit of Bank, shall be segregated from other property or funds of Borrower, and shall be forthwith paid over to Bank as Collateral in the exact form received, to be held by Bank as Collateral and as further collateral security for the Obligations.

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5. REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1 Due Organization and Qualification. Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified.

5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in certificate of trust or Declaration of Trust, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any material agreement to which it is a party or by which it is bound.

5.3 No Prior Encumbrances. Borrower has valid title to its property, free and clear of Liens, except for Permitted Liens.

5.4 Charter Documents. Borrower’s certificate of trust, Declaration of Trust, and other organizational documents are in full force and effect in the form presented to Bank as of the Effective Date, except for amendments that do not adversely affect Borrower’s ability to satisfy its obligations under this Agreement. Borrower is in compliance with its certificate of trust, Declaration of Trust, and other organizational documents, except where non-compliance could not reasonably be expected to have a Material Adverse Effect.

5.5 Name; Location of Chief Executive Office. Other than as SKK Access Income Fund LP, during the five (5) years prior to the Effective Date, Borrower has not done business under any name other than that specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated in Article 10 hereof.

5.6 Litigation. There are no actions or proceedings pending by or against Borrower before any court or administrative agency in which an adverse decision could have a Material Adverse Effect.

5.7 No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower and any Affiliate that Bank has received from Borrower fairly present in all material respects Borrower’s financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

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5.8 Solvency, Payment of Debts. Borrower is solvent and able to pay its debts (including trade debts) as they mature.

5.9 Use of Proceeds; Margin Stock. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. Except for the Federal Reserve Form, no filing or other action is required under the provisions of Regulation T, Regulation U, or Regulation X in connection with the execution and delivery by Borrower of this Agreement. Neither the making of any Credit Extension in accordance with this Agreement nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, Regulation U, or Regulation X. No part of the proceeds from any Credit Extension will be used, directly or indirectly, for the purpose of buying or carrying any Margin Stock, to reduce or retire any Indebtedness originally incurred to purchase or carry any such Margin Stock, for any other purpose which might constitute this transaction a “purpose credit” within the meaning of Regulation  U, or otherwise for the purpose of buying or carrying or trading in any Equity Interests or Loans under such circumstances as to involve Borrower in a violation of Regulation X, to involve any broker or dealer in a violation of Regulation T, or to involve Bank or any other bank in a violation of Regulation U.

5.10 Regulatory Compliance. Borrower has not violated any statutes, laws, ordinances, or rules applicable to it. Borrower is not, and is not “controlled” (within the meaning of the Bank Holding Company Act) by, a real estate investment trust (“REIT”), private investment fund that relies on Section 3(c)(1) or 3(c)(7) of the Investment Company Act for an exemption from registration and regulation under that Act, commodities pool, “covered fund” (as defined in the interagency rules that implement the Volcker Rule, 12 U.S.C. 1851) or other investment fund (as that term is used in Section 23A of the Federal Reserve Act and Federal Reserve Regulation W, 12 C.F.R. 223), in each case that is advised, sub-advised or “sponsored” (as defined in the interagency rules that implement the Volcker Rule, 12 U.S.C. 1851) by Bank or any affiliate of Bank. Borrower is not an “affiliate” (as that term is used in Section 23A of the Federal Reserve Act and Federal Reserve Regulation W, 12 C.F.R. 223) of Bank.

5.11 Sanctions; Anti-Corruption; Anti-Money Laundering. Borrower (a) is not a Sanctioned Person; (b) is not controlled by or acting on behalf of a Sanctioned Person; (c) has not knowingly engaged in any dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country, in the preceding three years, nor does Borrower have any plans to engage in dealings or transactions with any Sanctioned Person or Sanctioned Countries; and (d) is not under investigation for an alleged breach of Sanctions by a governmental authority that enforces Sanctions. No part of the proceeds of any Credit Extension will be used directly or indirectly to fund any operations in, finance any investments or activities in, or make any payments to a Sanctioned Person or a Sanctioned Country, nor in any other manner, in each case as would result in a violation of any Sanctions Law by, or could result in the imposition of Sanctions against, any Person (including Bank). Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by Borrower and its trustees, officers, employees, and agents with Anti-Corruption Laws and Sanctions Laws. Neither Borrower nor any of its Subsidiaries, directors, trustees or officers, or, to the best knowledge of Borrower, any Affiliate, agent, or employee of Borrower, has engaged in any activity or conduct that would violate any applicable Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions Laws in any applicable jurisdiction. Borrower is in compliance with all Anti-Money Laundering Laws, including without limitation the Patriot Act.

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5.12 ERISA. Borrower’s assets do not constitute Plan Assets. The execution, delivery and performance of the Loan Documents, the enforcement of the Obligations in accordance with the terms of the Loan Documents, and the borrowing and repayment of amounts under this Agreement do not and will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975(c)(1)(A)–(D) of the Internal Revenue Code. Neither Borrower nor any member of Borrower’s Controlled Group has established, maintains, contributes to, or has any liability (contingent or otherwise) with respect to any Plan.

5.13 Investment Company Status.

(a) Borrower is a “registered investment company” within the meaning of Section 8 of the ICA and is a “closed-end company” within the meaning of Section 5 of the ICA.

(b) Borrower is not subject to any statute, rule, regulation, or organizational or offering document that prohibits or limits the incurrence of Indebtedness under this Agreement, except for the limitations set forth in the ICA, state securities laws to the extent applicable, Fundamental Policies, and the Declaration of Trust.

(c) Borrower has not issued any of its securities in violation of any federal or state securities laws applicable thereto, except to the extent that any such violation could not reasonably be expected to have a Material Adverse Effect.

5.14 Taxes. Borrower has filed or caused to be filed all tax returns required to be filed, and has paid, or has made adequate provision for the payment of, all taxes reflected therein, except for such taxes that are being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.

5.15 Accounts. None of Borrower’s cash or Cash Equivalents is maintained or invested with a financial institution other than Custodian.

5.16 Government Consents. Borrower has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, the failure to obtain which could have a Material Adverse Effect.

5.17 Full Disclosure. No representation, warranty, or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

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6. AFFIRMATIVE COVENANTS.

Borrower shall do all of the following:

6.1 Good Standing. Borrower shall maintain its legal existence in its jurisdiction of formation and maintain qualification and good standing in each jurisdiction in which it is required to do so other than such jurisdiction in which the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Borrower shall maintain in force all licenses, approvals and agreements necessary for the conduct of its business as currently conducted.

6.2 Government Compliance. Borrower shall comply with all statutes, laws (including the ICA), ordinances, and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to have a Material Adverse Effect.

6.3 Financial Statements, Reports, Certificates. Borrower shall deliver to Bank:

(a) as soon as available, but no later than ninety (90) days after the last day of each fiscal quarter of Borrower (other than the last fiscal quarter of each fiscal year of Borrower), (i) an unaudited, company-prepared consolidated balance sheet, income statement, and statement of cash flows covering Borrower’s operations for such quarter, certified by a Responsible Officer and in a form reasonably acceptable to Bank, (ii) a schedule showing the Asset Value and cost of each Portfolio Investment, and (iii) any reports delivered during such fiscal quarter to Borrower’s shareholders (or confirmation that no such reports were delivered) (the “Quarterly Financial Reporting”);

(b) as soon as available, but no later than one hundred twenty (120) days after the last day of each fiscal year of Borrower, (i) an audited consolidated balance sheet, income statement, and statement of cash flows covering Borrower’s operations for such year, prepared under GAAP, consistently applied, certified by a Responsible Officer and in a form reasonably acceptable to Bank, together with an unqualified opinion on those financial statements from an independent certified public accounting firm, (ii) a schedule showing the Asset Value and cost of each Portfolio Investment, and (iii) any reports delivered during such fiscal year to Borrower’s shareholders not otherwise delivered to Bank pursuant to Section 6.3(a) (or confirmation that no such reports were delivered) (the “Annual Financial Reporting”);

(c) together with the Quarterly Financial Reporting and Annual Financial Reporting, a duly completed Compliance Certificate signed by a Responsible Officer;

(d) together with the Quarterly Financial Reporting and Annual Financial Reporting, a shareholder register of Borrower in a form reasonably acceptable to Bank;

(e) together with the Quarterly Financial Reporting and Annual Financial Reporting, a Borrowing Base Certificate;

(f) promptly after the occurrence thereof, notice of any write-down of the Asset Value of any Portfolio Investment below its cost, together with an updated Borrowing Base Certificate reflecting that write-down;

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(g) promptly upon receipt of notice thereof, a report of any legal action pending or threatened against Borrower that is reasonably likely to result in damages or costs to Borrower of One Hundred Thousand Dollars ($100,000) or more;

(h) promptly after the execution thereof, copies of all material amendments or other material changes to the Fundamental Policies, Borrower’s certificate of trust, the Declaration of Trust, or any Management Agreement, and a copy of any new Management Agreement entered into after the Effective Date;

(i) prompt written notice in the event that Borrower decides to seek the approval of its board of trustees and, if necessary, its shareholders to effect a change in any of its Fundamental Policies;

(j) concurrently with the circulation thereof, a copy of any communications to all of Borrower’s shareholders;

(k) written notice of a change in Borrower’s name within five Business Days after such name change;

(l) prompt written notice of the Adviser Transition; and

(m) such other financial information as Bank may reasonably request from time to time.

6.4 Insurance. Borrower shall maintain insurance with financially sound insurance carriers in at least such amounts and against at least such risks as are usually insured against by entities engaged in the same or a similar business or as may otherwise be required by the ICA or the United States Securities and Exchange Commission (including such fidelity bond coverage as required by Rule 17g-1 promulgated under the ICA or any successor provision and errors and omissions insurance) and shall furnish to Bank, upon written request, full information as to the insurance carried.

6.5 Taxes. Borrower shall make due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower has made such payments or deposits; provided that Borrower need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.6 Deposit Accounts; Account Control Agreement. Borrower shall maintain all of its cash and Cash Equivalents with Custodian in one or more accounts subject to the Control Agreement. Borrower shall direct all dividends, interest, sale proceeds, and other cash payments received with respect to Portfolio Investments to an account at Custodian subject to the Control Agreement. All Portfolio Investment Instruments maintained by Custodian on behalf of Borrower shall be maintained in a securities account subject to the Control Agreement.

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6.7 Purpose of Credit Extensions. Borrower shall use the proceeds of the Credit Extensions for its general business purposes, including the purchase of Portfolio Investments, provided that in no event may the proceeds of any Credit Extension be used for purposes which would violate any provision of Regulation U or any applicable statute, rule, regulation, order or restriction applicable to Borrower.

6.8 Investment Company Status. Borrower shall maintain at all times its status as a “registered investment company” and “closed-end company” under the ICA.

6.9 Sanctions Laws; Anti-Corruption Laws; Anti-Money Laundering Laws.

(a) Borrower shall conduct its businesses in compliance with Anti-Corruption Laws. Borrower shall maintain in effect and enforce policies and procedures designed to ensure compliance by Borrower with Anti-Corruption Laws and applicable Sanctions Laws. Borrower shall provide Bank with all information reasonably required by Bank to carry out its obligations under applicable Sanctions Laws.

(b) Borrower shall provide Bank with all information reasonably required by Bank to carry out its obligations under applicable Anti-Money Laundering Laws and Bank’s anti-money laundering policies and procedures.

6.10 Further Assurances. At any time and from time to time, Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7. NEGATIVE COVENANTS.

Borrower will not do any of the following without Bank’s prior written consent:

7.1 Dispositions. Transfer all or any part of its business or property, other than Transfers of Portfolio Investments, securities and/or cash in the ordinary course of Borrower’s business.

7.2 Change in Business; Change in Control or Executive Office. Engage in any business other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto); or cease to conduct business materially in the manner conducted by Borrower as of the Effective Date; or suffer or permit a Change in Control; or, without thirty (30) days prior written notification to Bank, relocate its chief executive office or state of formation; or change the date on which its fiscal year ends.

7.3 Mergers or Acquisitions. Merge or consolidate with or into any other business organization, or acquire all or substantially all of the capital stock or property of another Person, other than Permitted Investments.

7.4 Indebtedness. Create, incur, assume, or be or remain liable with respect to any Indebtedness other than Permitted Indebtedness.

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7.5 Encumbrances. Create, incur, assume, or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, other than Permitted Liens, or agree with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of its property.

7.6 Distributions; Redemptions. (a) Pay any dividends or make any other distribution or payment to its shareholders other than in accordance with the Declaration of Trust and the Offering Documents and in compliance with the ICA; or (b) use the proceeds of Credit Extensions to repurchase or redeem Equity Interests of Borrower in excess of five percent ([●]%) of the aggregate Asset Value of the Portfolio Investments (based on the most recently calculated aggregate Asset Value at the time of such Credit Extension).

7.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to, any Person other than Permitted Investments.

7.8 Transactions with Affiliates. Enter into, directly or indirectly, any material transaction or material group of related transactions (including without limitation the purchase, lease, sale, or exchange of properties of any kind or the rendering of any service) with any Affiliate, except pursuant to the reasonable requirements of Borrower’s business and upon fair and reasonable terms no less favorable to Borrower than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate and in compliance in all material respects with the ICA.

7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt except in compliance with the terms of the subordination or intercreditor agreement with Bank applicable to such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.10 Compliance. Become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying Margin Stock, or use the proceeds of any Credit Extension for such purpose, or violate any law or regulation, which violation could have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank’s Lien on the Collateral. Become, or become “controlled” (within the meaning of the Bank Holding Company Act) by, a REIT, private investment fund that relies on Section 3(c)(1) or 3(c)(7) of the Investment Company Act for an exemption from registration and regulation under that Act, commodities pool, “covered fund” (as defined in the interagency rules that implement the Volcker Rule, 12 U.S.C. 1851) or other investment fund (as that term is used in Section 23A of the Federal Reserve Act and Federal Reserve Regulation W, 12 C.F.R. 223), in each case that is advised, sub-advised or “sponsored” (as defined in the interagency rules that implement the Volcker Rule, 12 U.S.C. 1851) by Bank or any affiliate of Bank. Become an “affiliate” (as that term is used in Section 23A of the Federal Reserve Act and Federal Reserve Regulation W, 12 C.F.R. 223) of Bank.

7.11 Sanctions and Anti-Corruption Laws.

(a) Use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, (i) to fund or facilitate the funding of any activities or business of or with any Person or in any country or territory that, at the time of such funding, is a Sanctioned Person or Sanctioned Country or (ii) in any other manner that would result in a violation of Sanctions Laws by any Person (including Bank).

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(b) (i) Become (including by virtue of being owned or controlled by a Blocked Person or a Sanctioned Person), own, or control a Blocked Person, Sanctioned Person, or any Person that is the target of Sanctions, (ii) directly or indirectly have any investment in or engage in any dealing or transaction with any Person if such investment, dealing or transaction (A) would cause Borrower to be in violation of any law or regulation applicable to Borrower or (B) is prohibited by or subject to Sanctions under any Sanctions Laws, or (iii) engage, nor permit any Affiliate to engage, in any activity that could subject such Person to Sanctions.

(c) Use the proceeds of any Credit Extension for any purpose which would breach any Anti-Corruption Laws.

7.12 Additional Series or Classes of Shares; Divisions; Subsidiaries. Establish or designate any Series (as defined in the Declaration of Trust) or class of shares; (b) divide itself into two or more limited liability companies or limited partnerships or series thereof (pursuant to a “plan of division” or otherwise); or (c) have a Subsidiary.

7.13 Fundamental Policies. Make or maintain any investment in contravention of the Fundamental Policies, or amend or otherwise modify the Fundamental Policies.

7.14 Amendments to Governing Documents or Custody Agreement. Amend or otherwise modify its certificate of trust, the Declaration of Trust, or the Custody Agreement, in each case in any way that would materially adversely affect the rights or remedies of Bank under the Loan Documents.

7.15 Asset Coverage. Permit asset coverage (as defined in Section 18 of the ICA) with respect to the Obligations to be less than 3.00:1.00 at any time.

8. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default under this Agreement:

8.1 Payment Default. Borrower fails to pay, when due, any of the Obligations and Borrower fails to cure such default within five (5) Business Days;

8.2 Covenant Default.

(a) Borrower fails to perform any obligation in Sections 2.2(e), 6.3, 6.4, 6.5, 6.6, 6.7, 6.8, or 6.9 of this Agreement, or violates any covenant contained in Article 7 of this Agreement; or

(b) Borrower fails or neglects to perform, keep, or observe any other material term, provision, condition, or covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default (other than those specified in this Article 8) under such other term, provision, condition, or covenant that can be cured, has failed to cure such default within ten (10) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within such ten (10)-day period or cannot after diligent attempts by Borrower be cured within such ten (10)-day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (but no Credit Extensions will be made during such cure period);

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8.3 Third-Party Agreements. If (a) the Management Agreement ceases to be in full force and effect, or the Adviser resigns or is removed (other than due to the Adviser Transition) and a successor adviser acceptable to Bank in its sole discretion is not appointed within ten (10) days, or an Adviser Change in Control occurs without the prior written consent of Bank, or (b) the Custody Agreement ceases to be in full force and effect or the Custodian resigns or is removed and a successor custodian acceptable to Bank in its sole discretion is not appointed within ten (10) days;

8.4 Material Adverse Effect. If there occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect;

8.5 Attachment. If any portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or Person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged, or rescinded within ten (10) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period);

8.6 Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.7 Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Hundred Thousand Dollars ($100,000) or which could have a Material Adverse Effect;

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8.8 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Thousand Dollars ($100,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);

8.9 Subordinated Debt. If Borrower makes any payment on account of Subordinated Debt, except to the extent such payment is allowed under any subordination agreement entered into with Bank;

8.10 Asset Value. If aggregate Asset Value write-downs during the term of this Agreement exceed [●];

8.11 Enforceability. If any of the Loan Documents (a) ceases, in whole or in part, to be a legal, valid, binding agreement enforceable against Borrower in accordance with its terms, or (b) terminates or becomes or is declared ineffective or inoperative;

8.12 Validity of Security Interest. If, at any time after the execution and delivery of this Agreement, Bank does not have a valid and perfected Lien in any Collateral purported to be covered by the Loan Documents with the priority required by the relevant Loan Document, in each case for any reason other than the failure of Bank to take any action within its control, or if Borrower contests the validity of or perfection of any Lien in any Collateral granted or purported to be granted pursuant to the Loan Documents; or

8.13 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

9. BANK’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a) Declare all or any portion of the Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that, upon the occurrence of an Event of Default described in Section 8.6, all Obligations shall become immediately due and payable without any action by Bank);

(b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(c) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(d) Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral and/or any documents if Bank so requires, and to make such documents and/or the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

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(e) Place a “hold” on any account maintained with Bank, decline to honor presentments (including but not limited to checks, wires, and ACH drafts) against any account at Bank or any account under the custody or control of Bank, and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing custody or control of any Collateral;

(f) Set off and apply to the Obligations any and all (i) balances and deposits of Borrower, whether now existing or hereafter arising upon and against all deposits, credits, collateral, and property, now or hereafter in the possession, custody, safekeeping, or control of Bank or any entity under the control of Bank, or in transit to any of them, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(g) Dispose of the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate, in each case, in compliance with applicable law;

(h) Apply for the appointment of a receiver, trustee, liquidator, or conservator of the Collateral, on an ex parte basis, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any guarantor or any other Person liable for any of the Obligations;

(i) Bank may credit bid and purchase at any public sale; and

(j) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers or employees) as Borrower’s true and lawful attorney to: (A) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (B) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (C) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (D) dispose of any Collateral; (E) settle and adjust disputes and claims respecting Accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (F) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in clause (F) above regardless of whether an Event of Default has occurred and is continuing. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions hereunder is terminated.

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9.3 Payments Collection. At any time after the occurrence and during the continuance of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount so owing. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person whomsoever. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrower to the extent Bank complies with reasonable banking practices.

9.5 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.6 Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

10. NOTICES

All notices, consents, requests, approvals, demands, or other communications by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or email address indicated below.

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If to Borrower:	SKK ACCESS INCOME FUND c/o Shepherd Kaplan Krochuk, LLC 53 State Street Boston, MA 02109 Attn: Finance; Legal Email: finance@skk-llc.com; legal@skk-llc.com

If to Bank:	AVIDBANK 1732 North 1st Street, 6th Floor San Jose, CA 95112 Attn: James Sornson, SVP Email: jsornson@avidbank.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11. Governing LAW. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law in all respects, including matters of construction, validity, and performance.

12. JURISDICTION AND JURY TRIAL WAIVER.

12.1 Borrower hereby irrevocably consents that any suit, legal action, or proceeding against Borrower or any of its properties with respect to any of the rights or obligations arising directly or indirectly under or relating to this Agreement or any other Loan Document may be brought in any jurisdiction, including, without limitation, any California State or United States Federal Court located in Santa Clara County, California, as Bank may elect, and by execution and delivery of this Agreement, Borrower hereby irrevocably submits to and accepts with regard to any such suit, legal action, or proceeding, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Borrower hereby irrevocably consents to the service of process in any such suit, legal action, or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, return receipt requested, to Borrower at its address set forth herein. The foregoing shall not limit the right of Bank to serve process in any other manner permitted by law or to bring any suit, legal action, or proceeding or to obtain execution of judgment in any other jurisdiction.

12.2 Borrower hereby irrevocably waives any objection that Borrower may now or hereafter have to the laying of venue of any suit, legal action, or proceeding arising directly or indirectly under or relating to this Agreement or any other Loan Document in any state or federal court located in any jurisdiction, including without limitation, any state or federal court located in Santa Clara County, California chosen by Bank in accordance with this Article 12 and hereby further irrevocably waives any claim that a court located in Santa Clara County, California is not a convenient forum for any such suit, legal action, or proceeding.

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12.3 Borrower hereby irrevocably agrees that any suit, legal action, or proceeding commenced by Borrower with respect to any rights or obligations arising directly or indirectly under or relating to this Agreement or any other Loan Document (except as expressly set forth therein to the contrary) shall be brought exclusively in any California State or United States Federal Court located in Santa Clara County, California.

12.4 Borrower hereby waives any defense or claim based on marshaling of assets or election or remedies or guaranties.

12.5 EACH OF Borrower and Bank (by its acceptance of this Agreement) hereby irrevocably waiveS all right to trial by jury in any action, proceeding, or counterclaim arising out of or relating to any obligation of Borrower or this Agreement or any other Loan Document. OR OTHERWISE ARISING OUT OF OR RELATING TO THE RELATIONSHIP BETWEEN BORROWER AND BANK, WHETHER ARISING IN CONTRACT, TORT, EQUITY, FROM STATE OR FEDERAL STATUTE OR LAW, OR OTHERWISE. If this waiver of the right to a trial by jury is not enforceable, all disputes or controversies as to which the jury trial waiver above would apply if enforceable shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court or, if the proceeding is pending in federal court, by a District Court judge in the Northern District of California) appointed in accordance with California Code of Civil Procedure Section 638 (“Section 638”) (or pursuant to comparable provisions of federal law if the proceeding is pending in federal court and the court determines that it will not proceed in accordance with Section 638), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such state or federal court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure Sections 638 through 645.1, inclusive (or comparable provisions if the Referee is appointed in accordance with federal law). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against Collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this Section 12.5.

13. GENERAL PROVISIONS

13.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, assign, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits hereunder. Bank agrees to promptly notify Borrower in writing if (a) Bank’s jurisdiction of organization changes, (b) Bank merges or consolidates with or into another Person, or (c) Bank undergoes receivership or insolvency proceedings.

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13.2 Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, directors, employees, affiliates, advisors, and agents (each, an “Indemnified Person”) against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees, and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable order. To the fullest extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of the Loan Documents or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Credit Extension, or the use of the proceeds thereof. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnified Person through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Person as determined by a court of competent jurisdiction by final and non-appealable order.

13.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

13.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

13.5 Amendments in Writing; Integration. Neither this Agreement nor the Loan Documents can be amended or terminated orally, and none of the terms or provisions may be waived, altered, modified, or amended except as each party may consent thereto in writing duly signed for and on its behalf. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.

13.6 Counterparts/Acceptance. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Borrower hereby acknowledges and agrees that this Agreement has been executed and accepted by Bank in the State of California. In the event that any signature is executed and delivered by e-mail delivery of a “.pdf” format data file or electronic signature complying with the U.S. federal ESIGN Act of 2000, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” or electronic signature page were an original hereof, with full legal force and effect, and the parties waive any rights they may have to object to such treatment.

13.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

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13.8 Patriot Act Notice. Bank notifies Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes names and addresses and other information that will allow Bank to identify Borrower in accordance with the Patriot Act.

13.9 Advice of Counsel. Borrower has freely and voluntarily entered into this Agreement after an adequate opportunity and sufficient period of time to review, analyze and discuss all terms and conditions of this Agreement and all factual and legal matters relevant hereto with counsel freely and independently chosen by it. Borrower further acknowledges that it has actively and with full understanding participated in the negotiation of this Agreement after consultation and review with its counsel.

13.10 Confidentiality. In handling any confidential information, Bank and all employees and agents of Bank, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement, except that disclosure of such information may be made (a) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrower, (b) to prospective transferees or purchasers of any interest in the Credit Extensions, (c) as required by law, regulations, rule or order, subpoena, judicial order, or similar order, (d) as may be required in connection with the examination, audit, or similar investigation of Bank, and (e) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either (x) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (y) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

13.11 Marketing Consent.  Borrower hereby authorizes Bank and its affiliates, at their respective sole expense, but without any prior approval by Borrower, to publish such tombstones and give such other publicity to this Agreement as each may from time to time determine in its sole discretion.  The foregoing authorization shall remain in effect unless Borrower notifies Bank in writing that such authorization is revoked.

13.12 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against Borrower for liquidation or reorganization, should Borrower become insolvent or make an assignment for the benefit of any creditor or creditors, or should an interim receiver, receiver, receiver and manager, or trustee be appointed for all or any significant part of Borrower’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a fraudulent preference reviewable transaction or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored, or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored, or returned.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER:

SKK ACCESS INCOME FUND

By:
Name:
Title:

BANK:

AVIDBANK

By:
Name: James Sornson
Title: SVP

[Signature Page to Loan and Security Agreement]

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EXHIBIT A

The Collateral consists of all of the right, title, and interest of Borrower in and to all personal property, whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Borrower’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b) any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment.

All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

A-1

EXHIBIT B

LOAN ADVANCE/PAYDOWN REQUEST FORM

DEADLINE FOR SAME DAY PROCESSING IS 2:00 P.M, Pacific Time

TO:	DATE:	TIME:

FROM:	SKK Access Income Fund

FROM:
Authorized Signer’s Name

FROM:
Authorized Signer’s Signature

PHONE #:

FROM ACCOUNT#:
(please include Note number, if applicable)

TO ACCOUNT #:
(please include Note number, if applicable)

REQUESTED TRANSACTION TYPE	REQUESTED DOLLAR AMOUNT	For Bank Use Only

PRINCIPAL INCREASE* (ADVANCE)	$	Date Rec’d:

PRINCIPAL PAYMENT (ONLY)	$	Time:

OTHER INSTRUCTIONS:		Comp. Status: YES NO

Status Date:

Time:

Approval:

By its execution above, Borrower represents and warrants that all representations and warranties of Borrower stated in the Loan and Security Agreement by and between Borrower and Avidbank are true, correct and complete in all material respects as of the date of the request for any Credit Extension; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

B-1

EXHIBIT C

BORROWING BASE CERTIFICATE

Borrower:	SKK Access Income Fund
Commitment Amount:	$10,000,000

1.	Commitment Amount	$________________

2.	Aggregate Asset Value of Eligible Portfolio Investments	$________________

3.	10% of Line 2	$________________

4.	Outstanding Advances	$________________

5.	Amounts reserved under Ancillary Services Sublimit (including the face amount of all issued and outstanding Letters of Credit)	$________________

6.	Availability (lesser of 1 or 3, minus 4 and 5)	$________________

The undersigned represents and warrants that the formulation above sets forth the true, complete and correct amount of the aggregate Asset Value of Eligible Portfolio Investments as of the date set forth below.

The undersigned represents and warrants that the information in this Borrowing Base Certificate complies with the representations and warranties in the Loan and Security Agreement between the undersigned and Avidbank.

COMMENTS:

SKK ACCESS INCOME FUND

By:
Authorized Signer

Date:

C-1

EXHIBIT D

COMPLIANCE CERTIFICATE

TO:	AVIDBANK

FROM:	SKK ACCESS INCOME FUND

The undersigned authorized officer of SKK Access Income Fund certifies that, in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in compliance for the period ending _______________ with all covenants except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct as of the date hereof. Attached are the documents supporting the above certification. To the extent applicable, the undersigned authorized officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Schedule of Investments, Shareholder Reports, Borrowing Base Certificate, Shareholder Register	within 90 days after 9/30, 12/31, & 3/31	Yes	No

Annual Financial Statements, Schedule of Investments, Shareholder Reports, Borrowing Base Certificate, Shareholder Register	120 days after 6/30	Yes	No

Financial Covenants	Required	Actual	Complies

Minimum Asset Coverage	3.00:1.00		Yes	No

Comments Regarding Exceptions: See Attached.

Sincerely,

SIGNATURE

TITLE

DATE
BANK USE ONLY

Received by:
AUTHORIZED SIGNER

Date:

Verified:
AUTHORIZED SIGNER

Date:

Compliance Status	Yes	No

D-1